Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Report on Form 20-F of our report dated April 21, 2022, relating to the financial statements of Polestar Automotive Holding UK PLC (formerly known as Polestar Automotive Holding UK Limited). We also consent to the reference to us under the heading “Experts” in such Report.

/s/Deloitte AB

Gothenburg, Sweden

June 29, 2022